EXHIBIT 10.43

Line of Credit Extension Agreement

The purpose of this agreement is to extend the maturity date and reduce the interest rate of the Line of Credit currently existing between RedFin Network Inc. and Commercial Holding AG. This Letter of Credit was originally entered into in April of 2008.

The current maturity date is December 31, 2012.

The new maturity date is December 31, 2014.

The current interest rate is 14% per annum.

The new interest rate is 6% per annum.

The approximate current balance existing on the note as of today is $1,144,500.

Agreed to this day October 19, 2012:

_________________________________
Tom Grissom
Managing Partner
Commercial Holding AG